UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2011

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01	Completion of Acquisition or Disposition of Properties.

As previously reported, on August 2, 2011, CNL Lifestyle Properties, Inc. (the “Company”) acquired an ownership interest in six senior living facilities (the “Communities”). The Company entered into agreements with the seller, Metropolitan Connecticut Property Ventures, LLC, an affiliate of MetLife, Inc., and Sunrise Senior Living Investments, Inc. (“Sunrise”) to acquire the Communities through a new joint venture formed by the Company and Sunrise, CNLSun Partners II, LLC (“CNLSun II”), with an agreed upon value of approximately $131 million. The Company acquired seventy percent (70%) of the membership interests in CNLSun II for an equity contribution of approximately $18.2 million, including certain transactional and closing costs. Sunrise contributed $8.8 million in cash for a thirty percent (30%) membership interest in CNLSun II. CNLSun II paid down the portfolio’s existing financing with The Prudential Insurance Company of America by roughly $26.0 million resulting in a principal balance of approximately $104.5 million. The non-recourse loan has a floating interest rate of one-month LIBOR plus 2.08%, matures in 2014, and has two, one-year extensions based on a debt ratio.

Under the terms of the venture agreement with Sunrise, the Company receives a preferred return on its invested capital for the first six years and shares control over major decisions with Sunrise. Sunrise holds the option to buy out the Company’s interest in the venture in years four through six at a price that would provide the Company with a sixteen percent (16%) internal rate of return.

CNLSunII owns fee simple interests in each of the Communities, which are listed below. The Communities feature a total of 683 residential units. Sunrise will continue to operate and manage the Communities subject to a long-term management contract.

Community	Location	Residential Units

Sunrise of Bloomfield Hills	Bloomfield, Michigan	220

The Stratford at Flat Irons	Broomfield, Colorado	93

Sunrise of John’s Creek	John’s Creek, Georgia	95

Sunrise of McCandless	McCandless, Pennsylvania	85

Sunrise at Wood Ranch	Simi Valley, California	97

Sunrise of Cary	Cary, North Carolina	93

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The Company is continuing to assess the significance of this acquisition from a financial reporting standpoint. If the acquisition is deemed “significant.” financial statements for the transactions described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable, as applicable.

(b)	Pro Forma Financial Information

Pro forma financial information for the transaction described in Item 2.01 above, if required, will be filed under cover of a Form 8-K/A as soon as practicable, as applicable.

(c)	Not applicable.

(d)	Not applicable.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our tenant’s inability to satisfactorily operate the Parks or the failure to negotiate the amendment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2011	CNL LIFESTYLE PROPERTIES, INC.

By: /s/ Joseph T. Johnson
Name: Joseph T. Johnson
Title: Senior Vice President and Chief Financial Officer

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